Exhibit 19.1

TECHTARGET, INC.

INSIDER TRADING AND PUBLIC COMMUNICATION POLICY

Last approved by the Board of Directors: December 2, 2024

1.
BACKGROUND AND PURPOSE

1.1.
Why have we adopted this Policy?

TechTarget, Inc. (together with its subsidiaries, the “Company”) has adopted this policy to promote compliance with securities laws and regulations concerning insider trading, and with the goal of helping:

•
prevent inadvertent violations of the insider trading laws and regulations;
•
avoid embarrassing proxy disclosure of reporting violations by persons subject to Section 16 of the Exchange Act;
•
promote compliance with the Company’s obligation to publicly disclose information related to its insider trading policies and practices and the use of certain trading arrangements by Company insiders;
•
avoid even the appearance of impropriety on the part of those employed by, or associated with, the Company;
•
protect the Company from controlling person liability; and
•
protect the reputation of the Company, its Directors and its employees.

U.S. federal securities laws, as well as the laws of other jurisdictions in which the Company operates, including the U.K., prohibit any member of the Board of Directors (a “Director”), officer (as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934 (the “Exchange Act”), an “executive officer”) or employee of the Company from purchasing or selling Company securities on the basis of material nonpublic information concerning the Company, or from tipping material nonpublic information to others. These laws impose severe sanctions on individuals who violate them. In addition, the Securities and Exchange Commission (the “SEC”) has the authority to impose large fines on the Company and on the Company’s Directors, executive officers and controlling stockholders if the Company’s employees engage in insider trading and the Company has failed to take appropriate steps to prevent it (so-called “controlling person” liability).

As detailed below, this policy applies to family members and certain other persons and entities with whom Directors, employees and consultants have relationships.

1.2.
What Type of Information is “Material”?

In the course of your relationship with the Company, you may have access to or become aware of material nonpublic information regarding the Company or other companies, including our significant shareholders, clients, vendors, partners or possible acquisition or merger targets. Information is considered material if there is a substantial likelihood that a reasonable investor would consider the information useful in making an investment decision with respect to a company’s securities. Stated another way, there must be a substantial likelihood that a reasonable investor would view the information as having significantly altered the “total mix” of information available about that company. Material information can include positive or negative information about that company. Information concerning any of the following subjects, or that company’s plans with respect to any of these subjects, would often be considered material:

•
the company’s revenues or earnings;
•
projections of the company’s revenues or earnings;
•
a significant merger, acquisition, strategic partnership or joint venture involving the company;
•
a change in control of the company;
•
a significant change in the management or the Board of Directors of the company;
•
the public or private sale of a significant amount of securities of the company;
•
the company’s decision to commence or terminate the payment of cash dividends;
•
the state of contract negotiations;
•
terms provisionally agreed in contract negotiations;
•
the possibility of the placement of financial instruments;
•
conditions under which financial instruments will be marketed;
•
provisional terms for the placement of financial instruments;
•
the consideration of the inclusion of a financial instrument in a major index or the deletion of a financial instrument from such an index;

Exhibit 19.1

•
the establishment of a program to repurchase securities of the company;
•
a stock split;
•
a default on outstanding debt of the company or a bankruptcy filing;
•
a new product release or a significant development, invention or discovery;
•
the loss, delay or gain of a significant contract, sale or order or other important development regarding customers, collaborators or suppliers;
•
a significant cybersecurity incident or investigation of a potential such incident;
•
a conclusion by the company or a notification from its independent auditor that any of the company’s previously issued financial statements should no longer be relied upon; or
•
a change in or dispute with the company’s independent auditor.

This list is illustrative only and is not intended to provide a comprehensive list of circumstances that could give rise to material information. If any person subject to this policy has questions as to the materiality of information, he or she should contact the Company’s General Counsel for clarification.

1.3.
When is Information “Nonpublic”?

Information concerning the Company is considered nonpublic if it has not been disseminated in a manner making it available to investors.

Information will generally be considered nonpublic unless (1) the information has been disclosed in a press release, in a public filing made with the SEC (such as a Report on Form 10-K, Form 10-Q or Form 8-K), in records that are open to public inspection, or through a news wire service or daily newspaper of wide circulation, and (2) a sufficient amount of time has passed so that the information has had an opportunity to be digested by the marketplace. A sufficient amount of time will be considered to have passed after the close of trading on the second full trading day following the Company’s public release of the information. Information will not be considered nonpublic if it is derived from information that has been disclosed in accordance with this paragraph.

2.
PROHIBITIONS RELATING TO TRANSACTIONS IN THE COMPANY’S SECURITIES

2.1.
Covered Persons

This Section 2 applies to:

•
all Directors;

•
all employees;
•
all consultants, representatives and independent contractors (collectively “consultants”);
•
all family members of Directors, employees and consultants who share the same address as, or are financially dependent on, the Director, employee or consultant and any other person who shares the same address as the Director, employee or consultant (other than (x) an employee or tenant of the Director, employee or consultant or (y) another unrelated person whom the General Counsel determines should not be covered by this policy); and
•
all corporations, limited liability companies, partnerships, trusts or other entities controlled by any of the above persons, unless the entity has implemented policies or procedures designed to ensure that such person cannot influence transactions by the entity involving Company securities.

2.2.
Prohibition on Trading While Aware of Material Nonpublic Information

(a)
Prohibited Activities. Except as provided in Section 4, no person or entity covered by Section 2 may:

•
purchase, sell or donate any securities of the Company while he or she is aware, or ought to be aware, of any material nonpublic information concerning the Company or recommend to another person that they do so;

•
cancel or amend the purchase, sale or donation of any securities of the Company after he or she becomes aware, or ought to have become aware, of any material nonpublic information concerning the Company, or recommend to another person that they do so, where the purchase, sale or donation order

Exhibit 19.1

was placed before the person concerned became aware, or ought to have become aware, of the material nonpublic information;
•
tip or otherwise disclose to any other person any material nonpublic information concerning the Company if such person may misuse that information, such as by purchasing or selling Company securities or tipping that information to others;

•
purchase, sell or donate any securities of another company while he or she is aware, or ought to be aware, of any material nonpublic information concerning such other company which he or she learned in the course of his or her service as a Director, employee or consultant of the Company or recommend to another person that they do so;

•
cancel or amend the purchase, sale or donation of any securities of another company after he or she becomes aware, or ought to have become aware, of any material nonpublic information concerning such other company which he or she learned in the course of his or her service as a Director, employee or consultant of the Company, where the purchase, sale or donation order was placed before the person concerned became aware, or ought to have become aware, of the material nonpublic information, or recommend to another person that they do so; or
•
tip or otherwise disclose to any other person any material nonpublic information concerning another company which he or she learned in the course of his or her service as a Director, employee or consultant of the Company if such person may misuse that information, such as by purchasing or selling securities of such other company or tipping that information to others.
(b)
Application of Policy After Cessation of Service. If a person ceases to be a Director, employee or consultant of the Company at a time when he or she is aware of material nonpublic information concerning the Company, the prohibition on purchases, sales or donations of Company securities in Section 2.2(a) shall continue to apply to such person until that information has become public or is no longer material.

2.3.
Prohibition on Pledges

No person or entity covered by this Section 2 may purchase Company securities on margin, borrow against Company securities held in a margin account, or pledge Company securities as collateral for a loan. However, an exception may be granted where a person wishes to pledge Company securities as collateral for a loan (other than a margin loan) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person who wishes to pledge Company securities as collateral for a loan must submit a request for approval in writing at least two (2) weeks prior to the proposed execution of documents evidencing the proposed pledge to the Chief Financial Officer or the General Counsel, and such request must be reviewed and approved by the Compensation Committee.

2.4.
Prohibition on Short Sales, Derivative Transactions and Hedging Transactions

No person or entity covered by this Section 2 may engage in any of the following types of transactions with respect to Company securities:

•
short sales, including short sales “against the box”; or
•
purchases or sales of puts, calls or other derivative securities; or

•
purchases of financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities.

In addition, no officer or employee of the Company may participate in any directed share program (or similar program) of an affiliate of the Company. Affiliates of the Company may include but are not limited to vendors, advertisers, strategic partners or other business partners.

3.
ADDITIONAL PROHIBITIONS APPLICABLE TO DIRECTORS, EXECUTIVE OFFICERS AND DESIGNATED EMPLOYEES

3.1.
Covered Persons

Exhibit 19.1

This Section 3 applies to:

•
all Directors;
•
all executive officers;
•
such other employees as are designated from time to time by the Board of Directors, the Chief Executive Officer, the Chief Financial Officer or the General Counsel as being subject to this Section 3 (the “Designated Employees”);
•
all family members of Directors, executive officers and Designated Employees who share the same address as, or are financially dependent on, the Director, executive officer or Designated Employee and any other person who shares the same address as the Director, executive officer or Designated Employee (other than (x) an employee or tenant of the Director, executive officer or Designated Employee or (y) another unrelated person whom the General Counsel determines should not be covered by this policy); and

•
all corporations, limited liability companies, partnerships, trusts or other entities controlled by any of the above persons, unless the entity has implemented policies or procedures designed to ensure that such person cannot influence transactions by the entity involving Company securities.

3.2.
Blackout Periods.
(a)
Regular Blackout Periods. Except as provided in Section 4, no person or entity covered by this Section 3 may purchase, sell or donate any securities of the Company during the period beginning on the sixteenth (16th) day of the third calendar month of each fiscal quarter and ending upon the completion of the second full trading day after the public announcement of earnings for such quarter

(a “regular blackout period”).

(b)
Corporate News Blackout Periods. The Company, including through its General Counsel, may from time to time notify Directors, executive officers and other specified employees that an additional blackout period (a “corporate news blackout period”) is in effect in view of significant events or developments involving the Company. In such event, except as provided in Section 4, no such individual may purchase, sell or donate any securities of the Company during such corporate news blackout period or inform anyone else that a corporate news blackout period is in effect. (In this policy, regular blackout periods and corporate news blackout periods are each referred to as a “blackout period.”)

(c)
Awareness of Material Non-Public Information when a Blackout Period is Not in Effect. Even if no blackout period is then in effect, if a person is aware of material nonpublic information the prohibitions contained in Section 2.2(a) apply.
3.3.
Notice and Pre-Clearance of Transactions

(a)
Pre-Transaction Clearance. No person or entity covered by this Section 3 (a “Pre-Clearance Person”) may purchase, sell, donate, transfer or otherwise acquire or dispose of securities of the Company, either directly or indirectly, other than in a transaction permitted under Section 4, unless such person pre-clears the transaction with the General Counsel (or, in the case of transactions by the General Counsel, with the Chief Financial Officer) in accordance with Section 3.3(b) below. The General Counsel (or the Chief Financial Officer, as applicable) shall have sole discretion to decide whether to clear any contemplated transaction. (The Chief Financial Officer shall have sole discretion to decide whether to clear transactions by the General Counsel or persons or entities subject to this policy as a result of their relationship with the General Counsel.) All transactions that are pre-cleared must be effected within three (3) business days of receipt of the pre-clearance unless a longer or shorter period has been specified by the General Counsel or the Chief Financial Officer. A pre-cleared transaction (or any portion of a pre-cleared transaction) that has not been effected during the three (3) business day period must be pre-cleared again prior to execution. Notwithstanding receipt of pre-clearance, if the Pre-Clearance Person becomes aware of material non-public information or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed.

(b)
Pre-Clearance Procedure. To pre-clear a transaction, a Pre-Clearance Person must (i) notify the General Counsel of the number of shares and nature of the proposed trade(s) using the pre- clearance form attached

Exhibit 19.1

hereto as Exhibit A, as amended or revised from time to time (a “Pre- Clearance Form”), (ii) certify to the General Counsel that such person is not in possession of material nonpublic information and that, to such person’s knowledge, the proposed transaction does not violate the trading restrictions of Section 16 of the Exchange Act or Rule 144 of the Securities Act of 1933, as amended, (iii) provide the General Counsel with any additional documentation reasonably requested and (iv) have received approval for the transaction in writing from the General Counsel or his or her designee. In addition, before each transaction in Company securities, each Pre-Clearance Person is required to contact the General Counsel, or his or her designee, regarding compliance with Rule 144, if required, and the preparation of the requisite Form 4 to be filed with the SEC (if applicable). To provide adequate time for the preparation of any required reports under Section 16 of Exchange Act, a Pre-Clearance Form should, if practicable, be received by the General Counsel at least three (3) business days prior to the intended trade date.
(c)
Post-Transaction Notice. Each person or entity covered by this Section 3 who is subject to reporting obligations under Section 16 of the Exchange Act shall also notify the General Counsel (or his or her designee) of the occurrence of any purchase, sale, donation, transfer or other acquisition or disposition of securities of the Company as soon as possible following the transaction, but in any event no later than the end of the day on which the transaction occurs. Such notification must be in writing (including by e-mail) and should include the identity of the covered person, the type of transaction, the date of the transaction, the number of shares involved, the purchase or sale price, the broker-dealer through which the transaction was effected and whether the transaction was effected pursuant to a contract, instruction or written plan that is intended either to satisfy the affirmative defense conditions of Rule 10b5-1(c). These details should be submitted to shares@techtarget.com.

(d)
Deemed Time of a Transaction. For purposes of this Section 3.3, a purchase, sale, donation, transfer or other acquisition or disposition shall be deemed to occur at the time the person becomes irrevocably committed to it (for example, in the case of an open market purchase or sale, this occurs when the trade is executed, not when it settles).

4.
EXCEPTIONS

4.1.
Exceptions

The prohibitions in Sections 2.2(a) and 3.2 on purchases, sales and donations of Company securities do not apply to:

•
exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations, in each case in a manner permitted by the applicable equity award agreement; provided, however, that the securities so acquired may not be sold (either outright or in connection with a “cashless” exercise transaction through a broker) while the employee or Director is aware of material nonpublic information or during an applicable blackout period;

•
acquisitions or dispositions of Company common stock under the Company’s 401(k), to the extent the Company’s common stock is provided as an investment option now or in the future, or other individual account plan that are made pursuant to standing instructions, in a form approved by the Company, not entered into or modified while the employee or Director is aware of material nonpublic information or during an applicable blackout period;

•
other purchases of securities from the Company or sales of securities to the Company; provided, however, that if the transaction involves the exercise of stock options or other equity awards, the transaction must be permitted by the first bullet above; and
•
purchases, sales or donations made pursuant to a binding contract, written plan or specific instruction which satisfies the applicable affirmative defense conditions of Rule 10b5-1(c), including as applicable the requirements applicable to an eligible sell-to-cover transaction as defined in Rule 10b5-1(c)(1)(ii)(D)(3), or for which the affirmative defense is available under Rule 10b5-1(c) because such plan was adopted prior to February 27, 2023, met the affirmative defense conditions in effect at the time of adoption, and was not modified or changed on or after February 27, 2023 (a “trading plan”); provided such trading plan: (1) is in writing and (2) was submitted to the Company for review prior to its adoption.

4.2.
Partnership Distributions

Nothing in this policy is intended to limit the ability of a venture capital partnership or other similar entity with which a

Exhibit 19.1

Director is affiliated to distribute Company securities to its partners, members or other similar persons. It is the responsibility of each affected Director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances and applicable securities laws.

4.3.
Underwritten Public Offering

Nothing in this policy is intended to limit the ability of any person to sell Company securities as a selling stockholder in an underwritten public offering pursuant to an effective registration statement in accordance with applicable securities law.

5.
REGULATION BLACKOUT TRADING RESTRICTION (“Regulation BTR”)

If the Company is required to impose a “pension fund blackout period” under Regulation BTR, each Director and executive officer shall not, directly or indirectly sell, purchase or otherwise transfer during such blackout period any equity securities of the Company acquired in connection with his or her service as a Director or officer of the Company, except as permitted by Regulation BTR.

6.
UNAUTHORIZED DISCLOSURE; PROHIBITION ON COMMENTING ON THE COMPANY ON ELECTRONIC BULLETIN BOARDS, INTERNET CHAT ROOMS OR WEBSITES

Information about the Company must come from its publicly-filed SEC reports, press releases and external website or from a designated Company spokesperson, rather than from speculation or unauthorized disclosures by Directors, officers, employees or consultants of the Company. For this reason, the Company has designated certain members of management to respond to inquiries regarding the Company’s business and prospects. Formal announcements are generally reviewed by management and legal counsel before they are made public.

Without limiting any of the forgoing restrictions, this policy prohibits persons subject to this policy from discussing material, nonpublic information about the Company or its subsidiaries with anyone, including other employees or consultants, except as required in the performance of their duties. Directors, officers, employees and consultants of the Company should not under any circumstances provide information or discuss matters involving the Company with the news media, the investment community or stockholders, even if contacted directly by such persons, without express prior authorization. All outside requests for information, comments or interviews (other than routine sales inquiries) which may result in the dissemination of information must be directed to the General Counsel.

This policy also prohibits persons subject to this policy from making any comments or postings about the Company on any Internet bulletin boards, chat rooms or websites, or responding to comments or postings about the Company’s business made by others. This restriction applies whether or not a person identifies himself or herself as associated with the Company.

The Company also has strict policies relating to safeguarding the confidentiality of its internal, proprietary information. These policies include the Company’s Code of Business Conduct and Ethics.

7.
PENALTIES FOR VIOLATION

Violation of any of the foregoing rules is grounds for disciplinary action by the Company, including termination of employment or consultancy. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this insider trading policy has been violated; the Company may determine that specific conduct violates this insider trading policy, whether or not the conduct also violates the law. In addition to any disciplinary actions the Company may take, insider trading can also result in administrative, civil or criminal proceedings which can result in significant fines and civil penalties, being barred from service as an officer or director of a public company, or imprisonment.

8.
LIMITATION ON LIABILITY

None of the Company, the Chief Financial Officer, the General Counsel or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request to allow a pledge submitted pursuant to Section 2.3, a request for pre-clearance submitted pursuant to Section 3.3(a) or a trading plan submitted pursuant to Section 4.1. Notwithstanding any pre-clearance of a transaction pursuant to Section 3.3(a) or

Exhibit 19.1

review of a trading plan pursuant to Section 4.1, none of the Company, the Chief Financial Officer, the General Counsel or the Company’s other employees assumes any liability for the legality or consequences of such transaction or trading plan to the person engaging in or adopting such transaction or trading plan.

9.
ADDITIONAL PROVISIONS

9.1.
Education

The Company shall take reasonable steps designed to ensure that all Directors and employees of the Company are educated about, and periodically reminded of, securities law restrictions and Company policies regarding insider trading.

9.2.
Assistance

The Company shall provide reasonable assistance to all Directors and executive officers, as requested by such Directors and executive officers, in connection with the filing of Forms 3, 4 and 5 under Section 16 of the Exchange Act. However, the ultimate responsibility, and liability, for timely filing remains with the Directors and executive officers.

9.3.
Reporting of Violations

Any person subject to this policy who violates it or any federal or state laws governing insider trading, or who knows of any such violation by any Director, officer, employee or consultant, must report the violation immediately to the General Counsel. However, if the conduct in question involves the General Counsel, any such matter may be raised with either the Chief Financial Officer or the Chief Executive Officer. Violations can also be reported anonymously by following the procedures in Section III.C of the Company's Code of Business Conduct and Ethics.

9.4.
Questions

Directors, officers, employees and consultants are encouraged to ask questions and seek any follow-up information that may be required with respect to the matters set forth in this policy. For such questions, please contact Charles Rennick, Vice President, General Counsel, Corporate Secretary and Compliance Officer of TechTarget, at (617) 431-9875 or legal@techtarget.com.

10.
WAIVERS

A waiver of any provision of this insider trading policy in a specific instance may be authorized in writing by the General Counsel or his or her designee, and any such waiver shall be reported to the Company’s Board of Directors. Notwithstanding the foregoing, no waiver may be granted with respect to the provisions of Section 2.2 that is not otherwise permitted by Section 4 without the prior written consent of the Company’s Board of Directors.

11.
MODIFICATIONS

The Company may at any time change this policy or adopt such other policies or procedures which it considers appropriate to carry out the purposes of its insider trading policy. Notice of any such change will be delivered by regular or electronic mail (or other delivery option) by the Company. A person will be deemed to have received, be bound by and agree to revisions of this policy when such revisions have been delivered to such person unless he or she objects to any revision therein in a written statement received by the General Counsel within two (2) business days of such delivery.

12.
ACKNOWLEDGMENT

Upon first receiving a copy of this policy, you must sign an acknowledgment that you have received a copy and understand, and agree to comply with the terms of, this policy. Please return the acknowledgment attached hereto within ten (10) days of receipt to the General Counsel. This acknowledgment will constitute consent for the Company to impose sanctions for violation of its insider trading policy and to issue any necessary stop-transfer orders to the Company’s transfer agent to ensure compliance with this policy. You will be required annually and, from time to time, upon the Company’s request to re-acknowledge and agree to comply with this policy. For purposes of the initial acknowledgment and any future re-acknowledgement, you will be deemed to have acknowledged and agreed to comply with this policy when a copy has been delivered to you by regular or electronic mail (or other delivery option used by the Company) by the General Counsel or his or her designee unless you object in a written statement received by the General Counsel

Exhibit 19.1

within two (2) business days of such delivery.

ACKNOWLEDGMENT

I hereby acknowledge that I have read, that I understand, and that I agree to comply with, the insider trading and public communication policy (the “Insider Trading Policy”) of TechTarget, Inc. (the “Company”). I also understand and agree that I will be subject to sanctions, including termination of my relationship with the Company, that may be imposed by the Company, in its sole discretion, for violation of the Insider Trading Policy, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent against the transfer of Company securities by the undersigned in a transaction that the Company considers to be in contravention of the Insider Trading Policy.

Signature:

Name:

Title:

Date:

Exhibit 19.1

Exhibit A

PRE-CLEARANCE FORM

Pursuant to the Insider Trading and Public Communication Policy (the “Policy”), I am submitting this Pre-Clearance Form as my intention and request to trade or transact in TechTarget shares. I recognize and understand that this Pre-Clearance Form must be approved by the Compliance Officer or his or her designee by sending it to: shares@techtarget.com.

SECTION 1. PRE-CLEARANCE PERSON PROPOSING TO TRADE
Name:	Phone:		Email:
SECTION 2. TRANSACTION REQUEST TYPE
Open Market Transaction

Action Requested. If you would like to SELL shares which you have (1) previously purchased, or (2) acquired by way of an equity award (e.g., RSUs) that are fully vested and have been delivered to you or if you would like to BUY shares on the open market please complete this “Open Market Transaction” section.

	SELL shares BUY shares	Transaction Details. Please indicate the number of shares you would like to sell or buy.
Other Transaction	Action Requested. If you would like to donate, gift, transfer, or engage in another authorized transaction involving TechTarget shares, please complete this “Other Transaction” section.
	Donate shares Bona fide gift	Transfer shares Other (additional info may be required)	Transaction Details. Please indicate the number of shares you would like to donate, gift, or transfer.
Stock Options

Action Requested. If you would like to EXERCISE a vested Stock Option, please fill out this “Stock Options” section.
       Cashless Exercise and Sale (Exercise Options and Sell all Shares)
       Cashless Exercise and Hold (Exercise and Sell Portion to Cover Taxes/Option Cost)
 Exercise and Hold  Transaction Details.
   Number of shares you would like to exercise.
   The date the Stock Option was awarded.
   The date the Stock Option vested.

SECTION 3. BROKER INFORMATION
Morgan Stanley	E*TRADE	Other Broker:	Contact Info:
SECTION 4. CERTIFICATION AND SIGNATURE OF PERSON PROPOSING TO TRADE

I hereby certify that (i) I am not in possession of any material non-public information (“MNPI”) concerning TechTarget or its subsidiaries (i.e., information that a reasonable investor would consider important in making a decision to buy, sell, or hold stock of the Company), (ii) I am not involved in any pending projects or activities on behalf of, or in connection with my relationship with TechTarget, that involve MNPI, (iii) to the best of my knowledge, the proposed activity requested on this form does not violate Section 16 of the Securities Exchange Act of 1934, as amended or Rule 144 under the Securities Act of 1933, as amended, and (iv) if I violate the Policy or applicable laws, I may be subject to discipline by TechTarget, including termination, and civil and criminal prosecution and penalties. I further confirm my agreement with the Policy by checking each respective box below:
       No blackout period. The proposed trade will not be made during a blackout period.
       No Rule 10b-5 concerns. I understand that trading is prohibited when in possession of any MNPI regarding the Company that has not been adequately disclosed to the public. I have discussed, or had the opportunity to discuss, with the Compliance Officer any information known to me or the Compliance Officer that I believe may be MNPI.
I confirm I intend to comply with any applicable reporting and disclosure requirements on a timely basis.

Signature of Pre-Clearance Person Proposing to Trade			Signature of Compliance Officer
Date			Approval Date

*** Pre-Clearance is only valid for THREE (3) business days after the Compliance Officer’s “Approval Date.” The day approval is provided is considered the first business day. Persons who place “limit,” “stop-loss,” “good-until-cancelled,” or “standing buy/sell” orders are cautioned that transactions receiving pre-clearance authorization must be executed before the pre-clearance expires. At the end of the pre-clearance authorization period, any unexecuted order must be canceled. A new pre-clearance authorization may be requested; however, if the request is denied, the trade order with the broker-dealer must be canceled immediately. ***